As filed with the Securities and Exchange Commission on November 19, 1999
                                             Registration No. 333-

===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          ------------------------

                                  FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ------------------------

                              CENTURYTEL, INC.
         (Exact name of registrant as specified in its charter)

      LOUISIANA                            4813                  72-0651161
    (State or other             (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of incorporation   Classification Code Number)    Identification
   or organization)                                                Number)

                           100 CENTURY PARK DRIVE
                           MONROE, LOUISIANA 71203
                                (318) 388-9500
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          ------------------------

           Harvey P. Perry                                 COPY TO:
Executive Vice President, General Counsel             Kenneth J. Najder
            and Secretary                          Jones, Walker, Waechter,
          CenturyTel, Inc.                    Poitevent, Carrere & Denegre, LLP
        100 Century Park Drive                            51st Floor
      Monroe, Louisiana  71203                        201 St. Charles Avenue
           (318) 388-9500                     New Orleans, Louisiana 70170-5100
(Name, address, including zip code,
and telephone number, including area code, of agent for service)


                          ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement

                          ------------------------



      If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE

==============================================================================================================================
            Title of each          |                       | Proposed maximum      |  Proposed maximum     |
         class of securities       |       Amount to       |  offering price       | aggregate offering    |      Amount of
          to be registered         |   be registered(1)    |     per unit          |        price          |  registration fee
==============================================================================================================================
Common Stock ......................    750,000 shares             $41.34 (2)            $31,007,812.50 (2)      $8,493.88 (3)
Preference Share Purchase Rights...    750,000 rights                 -- (4)                        -- (4)             -- (4)
==============================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction, the number of shares and rights registered will be automatically increased in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low price per share of Common Stock on November 12, 1999.
(3) Pursuant to Rule 429 under the Securities Act, the registration fee of $8,620.18 for the securities registered hereunder has been offset by $126.30 of fees previously paid to the Commission relating to securities that have been registered but have not been issued or sold (as of the close of business on the date hereof) pursuant to the registration statement listed below:

Registration Statement No.          Amount Registered but Unissued      Fee Paid for Unissued Shares
--------------------------          ------------------------------      ----------------------------
no. 333-27165 filed May 15, 1997            32,055 shares                                    $126.30

      Pursuant to Rule 429, this Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-27165, and hereby deregisters all remaining unissued or unsold securities registered pursuant to that registration statement.
(4) Preference share purchase rights are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for the Common Stock.

                                                   P  R  O  S  P  E  C  T  U  S

CENTURYTEL, INC.



                  750,000 Shares of Common Stock

                AUTOMATIC DIVIDEND REINVESTMENT AND
                      STOCK PURCHASE SERVICE

                      ----------------------


     We are offering to our record shareholders the opportunity to purchase shares of CenturyTel common stock through our Automatic Dividend
Reinvestment and Stock Purchase Service. The Service provides you with a convenient method of purchasing common stock at market prices without having to pay any commissions or charges.

     If you elect to participate in the Service, you may have your CenturyTel cash dividends automatically reinvested in additional shares of common stock. You may also elect to invest in shares of common stock by making cash payments of not less than $25 per payment and not more than a total of $150,000 per calendar year.

     To participate in the Service, you must complete, sign and mail an authorization form to Harris Trust and Savings Bank, Dividend Reinvestment Department, Post Office Box A 3309, Chicago, Illinois 60690-3309.
Shareholders who do not wish to participate in the Service will receive cash dividends, as declared.

     Under our articles of incorporation, each share of common stock held by you entitles you to one vote unless you have beneficially owned such stock continuously since May 30, 1987, in which case you are generally entitled to ten votes per share until transfer. A preference share purchase right is attached to and trades with each share of common stock. CenturyTel's common stock is listed on the New York Stock Exchange (Symbol "CTL").

                      ----------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





         The date of this Prospectus is November 19, 1999.

                         TABLE OF CONTENTS

                                                             Page
                                                             ----

INFORMATION ABOUT CENTURYTEL, INC. ............................ 3
DESCRIPTION OF THE SERVICE .................................... 3
     Purpose .................................................. 3
     Advantages ............................................... 3
     Administration ........................................... 4
     Participation ............................................ 4
     Purchases ................................................ 7
     Voluntary Investments .................................... 8
     Reports to Participants .................................. 9
     Dividends on Fractional Shares ........................... 9
     Certificates for Shares .................................. 9
     Sale, Transfer and Pledging of Shares ................... 10
     Partial or Full Withdrawal from the Service ............. 11
     Other Information ....................................... 12
USE OF PROCEEDS .............................................. 15
SUMMARY DESCRIPTION OF SECURITIES ............................ 15
     Common Stock ............................................ 15
     Preferred Stock ......................................... 15
     Preference Share Purchase Rights ........................ 16
INDEMNIFICATION OF DIRECTORS AND OFFICERS .................... 17
LEGAL MATTERS ................................................ 18
EXPERTS ...................................................... 18
WHERE YOU CAN FIND MORE INFORMATION .......................... 18
     Available Information ................................... 18
     Incorporation by Reference .............................. 18
     Forward-Looking Statements .............................. 19


                      ----------------------


     No person may give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made hereunder. Prospective investors may only rely on the information contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities by anyone in any jurisdiction where the offer or sale is not permitted.
The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                INFORMATION ABOUT CENTURYTEL, INC.

     We are a regional diversified communications company that is engaged primarily in providing local and cellular telephone services in 21 states. We also provide long distance, Internet, security monitoring and business information services. Our principal executive offices are located at 100 Century Park Drive, Monroe, Louisiana 71203, Telephone: (318) 388-9500. See "Where You Can Find More Information."

                        DESCRIPTION OF THE SERVICE

     Listed below is a description of our Automatic Dividend Reinvestment and Stock Purchase Service, which has been in effect since October 15, 1987.

PURPOSE

1.   What is the purpose of the Service?

     The purpose of the Service is to provide our common shareholders of record with a convenient and economical opportunity to invest some or all of their cash dividends and voluntary cash payments in new shares of common stock at market price, without payment of any brokerage commission or service charge.

ADVANTAGES

2.   What are the advantages of the Service?

     You may (a) automatically reinvest some or all of the cash dividends on your shares of common stock in additional common stock at market price and (b) make voluntary cash payments to invest in additional common stock at market price on the terms described in the responses to Questions 7 and
16. You are not required to pay any brokerage commission or service charge in connection with your purchases under the Service. The Service permits fractional shares, as well as whole shares, to be credited to your account. You can avoid the inconvenience and expense of safekeeping certificates for shares credited to your account under the Service, including those credited under the optional custodial feature of the Service described below in response to Question 11. As soon as practicable after each purchase, the shares acquired will be credited to your account and a statement of account will be furnished to you to provide simplified record keeping.

     We generally expect to directly issue new shares of stock to participants in exchange for their reinvested cash dividends or voluntary cash payments. If so, we will receive additional funds for general corporate purposes. However, we reserve the right to credit participants' accounts with shares purchased through open market purchases. Under these circumstances, we will not receive additional funds.

ADMINISTRATION

3.   Who administers the Service?

     Harris Trust and Savings Bank will administer the Service, keep records, send statements of account to you and perform other duties relating to the Service. Stock purchased under the Service will be registered in the name of Harris Trust (or its nominee), as agent, and credited to your account.

PARTICIPATION

4.   Who is eligible to participate?

     If you are a holder of record of CenturyTel common stock, you are eligible to participate in the Service. In order to participate if you are a beneficial owner of CenturyTel common stock that is registered in names other than your own (for instance, in the name of a broker or nominee), you must either make appropriate arrangements with your broker, nominee or other registered holder to participate in the Service, or you must become a shareholder of record by having shares transferred into your own name.

5.   How do I participate?

     If you are a holder of record of CenturyTel common stock, you may join the Service at any time by completing, signing and mailing an authorization form to Harris Trust. You may obtain an authorization form by either:

     * detaching one from the tear-off section of your CenturyTel dividend check stubs

     * contacting Harris Trust in the manner indicated in response to Question 6

     * contacting the Investor Relations Department of CenturyTel at the address of our principal executive offices listed above, or by telephoning 1-800-833-1188.

6.   Where should I direct correspondence regarding the Service?

     All your correspondence concerning the Service should be addressed to:

          Harris Trust and Savings Bank
          Dividend Reinvestment Department
          Post Office Box A 3309
          Chicago, Illinois  60690-3309

          You may also contact Harris Trust by phone as follows:

          Telephone: U.S. 1-800-969-6718
          Between 8:30 a.m. and 5:00 p.m. Central Time

     Any notice which is required or permitted to be given to you by CenturyTel or Harris Trust will be deemed to be made when mailed to you at the most recent address which you have provided to Harris Trust.

7.   When will investment of dividends and optional cash payments be made?

     If as anticipated we directly issue new shares to participants under the Service, cash dividends on your shares of common stock will be applied to your purchase of additional stock on each cash dividend payment date. If we elect to credit your account with shares purchased in the open market, Harris Trust will apply promptly all cash dividends received by it to the purchase of shares. The first reinvestment of your cash dividends will coincide with the dividend payment date following Harris Trust's timely receipt of your completed authorization form.

     Harris Trust will credit your account with common stock purchased by you with voluntary cash payments within five business days of Harris Trust's receipt of such payments. No interest will be paid on voluntary cash payments held for investment.

     The Service does not represent a change in CenturyTel's dividend policy or a guarantee of future dividends, which will continue to be subject to the discretion of our Board of Directors and to depend upon earnings, financial requirements and other factors. As indicated in response to Question 34, the investment of your dividends or voluntary cash payments might be delayed under certain circumstances.

8.   What does the Authorization Form provide?

     The Authorization Form enables you to purchase additional CenturyTel common stock through the following investment options:

     * You may direct Harris Trust and CenturyTel to reinvest the cash dividends on all CenturyTel common stock registered in your name.

     * You may direct Harris Trust and CenturyTel to reinvest the cash dividends on less than all of the CenturyTel common stock registered in your name and to continue to pay to you the cash dividends on the remaining specified number of shares registered in your name.

     Harris Trust will apply the cash dividends, plus any voluntary cash payments received from you, to your purchase of additional common stock. Cash dividends on shares of stock credited to your account are always automatically reinvested regardless of which investment option is selected.

9.   How may I change options under the Service?

     You may change the number of your registered shares as to which dividends are reinvested at any time by completing, signing and mailing a new Authorization Form to Harris Trust. Any such change must be received by Harris Trust at least 15 days before the record date for a cash dividend payment.

10.  May I elect to make only voluntary cash payments under the Service?

     No. Participation in the Service is limited to shareholders who direct Harris Trust to apply some or all of their cash dividends to the purchase of additional stock.

11. Does the Service include optional custodial services for other shares of CenturyTel's common stock?

     Yes. At any time after your first dividend reinvestment under the Service, you may send to Harris Trust, for safekeeping, certificates for other shares of common stock that you own of record. Harris Trust will transfer these shares into its name or the name of its nominee to be held and credited to your account along with those purchased with your cash dividends and with any additional voluntary cash payments. This convenient optional custodial service is provided without cost to you and provides added protection against loss, theft, or destruction of share certificates held by you.

     If you wish to take advantage of this feature of the Service, please mail your certificates to Harris Trust along with a letter directing Harris Trust to deposit your shares into your account. We recommend that you send your certificates by either registered or certified mail, return receipt requested. Before submitting any shares for safekeeping, you should consider the following:

     * Upon transfer of your shares into Harris Trust's name, all such shares will be co-mingled with all other shares credited to your account under the Service. This transfer will be tax-free. However, to maximize your tax reporting options upon the sale of your shares held in your account, you may wish to keep internal records of the tax basis of all shares held in your account. For further information on the tax effects of any such sale, you should consult your tax advisor.

     * Under our articles of incorporation, shares of CenturyTel stock held continuously by any of our shareholders since May 30, 1987 generally entitle such shareholder to ten votes per share.
          See "Summary Description of Securities." Upon transfer of your shares into Harris Trust's name under this voluntary feature of the Service, Harris Trust will be unable to determine if these shares have been held continuously by you since May 30, 1987. In such event, you would have the burden each year of establishing which of these shares entitle you to ten votes under our voting procedures. If you have held any of the shares that you are considering submitting for safekeeping since May 30, 1987 and you wish to retain your ability to cast ten votes per share, you are urged to contact us for additional information regarding the procedures for annually establishing your enhanced voting power.

12. Will I incur any expenses in connection with purchases under the Service?

     No. All costs of administration of the Service will be paid by us. However, if you request Harris Trust to sell your shares, you will pay a brokerage commission and any transfer tax.

PURCHASES

13.  When will shares be purchased under the Service?

     Cash dividends on common stock and voluntary cash payments will be applied to the purchase of additional common stock as set forth in the answer to Question 7.

14.  What will be the price of shares purchased under the Service?

     If as anticipated we directly issue new shares to you, the price per share of common stock purchased by you with reinvested dividends will be the average of the high and low sales prices of common stock on the cash dividend payment date as published in The Wall Street Journal report of New York Stock Exchange - Composite Transactions, or, if no trading in the common stock occurs on such date, on the next preceding date on which trading occurred. The price per share of common stock directly issued in exchange for voluntary cash payments will equal such average on the day of purchase or appropriate preceding date.

     As indicated in response to Question 2, we reserve the right to credit your account with shares acquired through open market purchases. If so, Harris Trust will purchase shares on or prior to each date that it is required to credit shares to any participant's account under the Service. Under these circumstances, your purchase price will be the weighted average price, excluding brokerage commissions and any other costs of purchase, paid by Harris Trust for all plan shares purchased by it for all participants since the previous date that it was obligated to credit shares to any participants. Harris Trust will determine the timing, market price and other terms of such purchases, and you will not be able to direct any such terms. For purposes or making these purchases, Harris Trust may commingle your cash with that of other participants.

15.  How many shares will be purchased for me?

     Your account will be credited with that number of shares (including fractions computed to three decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to three decimal places).

VOLUNTARY INVESTMENTS

16.  How does the voluntary cash payment feature work?

     A voluntary cash payment is a sum of money, other than your cash dividends, which you may furnish to Harris Trust for investment in additional shares of common stock. You may submit voluntary cash payments in either of the following two ways:

     * First, you may mail a check or money order at any time to Harris Trust at the address indicated in response to Question 6, along with a payment form that you may detach from any statement of account or otherwise obtain from Harris Trust. Checks or money orders should be made payable to Harris Trust. Checks drawn against non-United States banks must on their face be payable in United States currency.

     * Second, you may authorize Harris Trust to automatically debit your bank checking or savings account once a month through the Automatic Clearing House ("ACH") system. To begin making voluntary investments through the ACH system, you must complete and mail to Harris Trust an ACH authorization form that you can detach from any statement of account or otherwise obtain from Harris Trust. You may modify or cancel your ACH authorization by furnishing Harris Trust with an updated ACH authorization form. Please allow Harris Trust up to ten days to process any request to change the amount of your monthly investment, or up to 30 days to process all other modifications.

     You may not make any single voluntary cash payment of less than $25 or aggregate voluntary payments that exceed $150,000 per calendar year.
Harris Trust will invest all of your voluntary cash payments within five business days of receipt to credit additional common stock to your account, subject to possible delays under the circumstances described in response to Question 34. No interest will be paid on voluntary cash payments held for investment.

     You have no obligation to make any voluntary cash payments.

17.  What happens if my check bounces?

     If your check or money order is returned unpaid for any reason, there will be a $25 service charge. In addition, Harris Trust will consider your proposed investment of such money null and void and will immediately remove from your account any shares purchased upon the prior credit of your funds. Harris Trust will be entitled to sell shares from your account to satisfy any uncollected amounts.

18.  When will voluntary cash payments be refunded?

     Harris Trust will refund your voluntary cash payment, without interest, if it receives a written request for such refund during normal working hours at least 48 hours prior to the time your funds would have otherwise been invested under the Service.

REPORTS TO PARTICIPANTS

19.  What kind of reports will be sent to me?

     As soon as practicable after each purchase for your account, the shares acquired will be credited to your account and you will be furnished with a statement describing:

     * the amount of cash dividends and voluntary cash payments received by Harris Trust and applied to the purchase of stock for your account

     *    the price per share of stock purchased for your account

     * the number of whole shares and fractional share interests acquired for your account

     * the total number of whole shares and fractional share interests held for your account after giving effect to such purchase.

     You should retain these statements for income tax purposes. In addition, we will furnish you with copies of the same communications that we send to all of our other shareholders, including Internal Revenue Service information for reporting dividends.

DIVIDENDS ON FRACTIONAL SHARES

20.  Will I receive dividends on fractions of shares held in my account?

     Yes. Dividends on all whole and fractional shares credited to your account will be reinvested in additional shares.

CERTIFICATES FOR SHARES

21.  Will certificates be issued for stock purchased under the Service?

     Stock purchased under the Service will be registered in the name of Harris Trust (or its nominee), and certificates for such shares will not be issued to you unless requested. Certificates for any number of whole shares credited to your account will be issued at any time upon your written request delivered to Harris Trust at the address shown in the answer to Question 6. Certificates for fractions of shares will not be issued.

22.  In whose name will certificates be registered when issued?

     Your account will be maintained in the name in which your certificates were registered at the time you entered the Service. Consequently, certificates for whole shares will be similarly registered when issued at your request.

SALE, TRANSFER AND PLEDGING OF SHARES

23. What happens when I sell or transfer all of the shares registered in my name?

     If you dispose of all of the common shares registered in your name (those for which you hold certificates), the dividends on the shares credited to your account will be paid in cash. If Harris Trust does not receive any specific instructions from you, Harris Trust may, but is not required to, request instructions from you to determine whether you wish to withdraw from the Service. If you request withdrawal, Harris Trust will honor such request, and you will have the same rights as set forth in the answer to Question 27 below. Harris Trust may terminate your account in the manner described in response to Question 35.

24. What happens when I sell or transfer a portion of the shares registered in my name?

     If you are reinvesting the cash dividends on all of the common stock registered in your name and dispose of a portion of such shares, the dividends on the remaining shares registered in your name and those credited to your account will continue to be reinvested.

     If you are reinvesting the cash dividends on less than all of the common stock registered in your name and dispose of a portion of such shares, Harris Trust will continue to reinvest the dividends on the remainder of such shares (as well as the shares credited to your account) up to the number of shares originally authorized. For example, if you authorized Harris Trust to reinvest the cash dividends on 50 shares of a total of 100 shares registered in your name, and then you disposed of 25 shares, Harris Trust would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead you disposed of 75 shares, Harris Trust would continue to reinvest the cash dividends on all of the remaining 25 shares.

25.  May shares in a service account be pledged?

     No. If you wish to pledge shares credited to your account, you must request that certificates for such shares be issued to you.

PARTIAL OR FULL WITHDRAWAL FROM THE SERVICE

26.  May I sell common stock credited to my account?

     Yes. You may sell some or all of the shares of common stock credited to your account at any time by directing Harris Trust to sell a specified number of shares in writing. You may not, however, specify the date or sales price at which your shares may be sold. Any request that fails to specify the number of shares to be sold, or which designates any sales date or sales price, will be returned to you with no action taken. Harris Trust reserves the right to require your signature on such request be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program. Upon completion of the sale, you will receive a check for the sale proceeds, less any brokerage commission and any transfer tax.

     In selling shares for your account, Harris Trust may combine such shares with shares of other selling participants, in which case the proceeds to each participant will be based upon the average sales price of all shares sold. Sales may be made on any securities exchange to which the common stock is admitted to trading on such terms as Harris Trust may determine in its sole and absolute discretion. If you are selling shares, you should be aware that prices may fluctuate during the period between a request for a sale, receipt by Harris Trust of the request, and the ultimate sale. You will bear the risk of a price change. A check for the proceeds from the sale of shares will be mailed only after settlement of funds from the brokerage firm. Harris Trust will endeavor to complete any such sale within 10 business days of the receipt of properly-completed written directions to sell such shares, unless the sale is curtailed or suspended as described in response to Question 34 below.

27.  How do I fully withdraw from the Service?

     You may fully withdraw from the Service at any time by sending a written withdrawal notice to Harris Trust at the address shown in the answer to Question 6. If you are enrolled in the ACH investment program, such withdrawal notice will not be effective until 15 days after the date of receipt. When you withdraw from the Service, or upon termination of the Service by us, within 15 days of such withdrawal or termination certificates for whole shares credited to your account will be issued and a cash payment will be made for any fraction of a share credited to your account.

     Upon voluntary withdrawal from the Service, you may, if you desire, request in writing that all whole shares credited to your account be sold by Harris Trust. If so, Harris Trust will sell such shares on the terms and conditions described in the response to Question 26. Upon completion of any such sale, you will receive a check for the net sales proceeds, plus a cash adjustment representing the value of any fraction of a share then credited to your account as determined in the manner set forth in the answer to Question 28 below.

28. What happens to a fraction of a share when I fully withdraw from the Service?

     When you fully withdraw from the Service, the value of any fraction of a share credited to your account at the time of withdrawal will be paid in cash. If you request that the shares credited to your account be sold by Harris Trust, the amount of this fractional share payment will be calculated based upon the sale price per share of the whole shares sold as described in the response to Question 27. If you do not request that the shares credited to your account be sold, the fractional share payment will be based on either (i) the closing sale price of the common stock (as published in The Wall Street Journal report of New York Stock Exchange - Composite Transactions) on the next business day following the date of Harris Trust's receipt of your withdrawal request or (ii) in the event Harris Trust elects to combine and sell fractions of several withdrawing Participants, the price at which the resulting whole shares are sold.

OTHER INFORMATION

29. What happens if CenturyTel issues a stock dividend, declares a stock split, issues rights certificates pursuant to our Rights Agreement or has a rights offering?

     Any whole or fractional shares issued in connection with a stock dividend or stock split by us on shares of common stock held in the Service for your account will be credited to your account. Stock dividends or split shares issued on shares registered in your name will be sent directly to you in the same manner as to shareholders who are not participating in the Service.

     In the event that we issue separate certificates that represent the preference share purchase rights attached to the common stock pursuant to our Rights Agreement or pursuant to another rights offering, you will receive a certificate from us representing the number of rights attached to all whole shares registered in your name and all whole shares credited to your account under the Service.

30.  How will my shares be voted at meetings of shareholders?

     For each meeting of shareholders, you will receive a proxy card which will enable you to vote all whole shares registered in your name as well as to direct Harris Trust to vote all whole shares credited to your account. If the proxy card is returned, properly signed and marked for voting, all of such shares will be voted as marked. If you vote in person the shares registered in your name on any matter submitted to a meeting of shareholders and no other instructions are received by Harris Trust regarding shares credited to your account, the number of whole shares credited to your account will be added to the number of shares registered in your name which are voted on such matter.

31. What are the federal income tax consequences of participation in the Service?

     In general, the federal income tax consequences with respect to receiving CenturyTel cash dividends will be the same for participants and non-participants in the Service. A purchase of shares with voluntary cash payments under the Service should be treated for federal income tax purposes as a direct purchase of shares by you.

     Under current federal income tax laws, you should not realize any taxable income when you receive certificates for whole shares credited to your account under the Service, either upon your request for such certificates or upon withdrawal from or termination of the Service. However, if you receive, upon withdrawal from or termination of the Service, a cash payment for any whole share sold for you by Harris Trust (or sold by you after withdrawal from the Service), or for a fractional share then held in your account, you will realize a gain or loss measured by the difference between the amount of cash which you receive and your tax basis in such share or fraction credited to your account. For further information as to tax consequences of participation in the Service, you should consult with your own tax advisors.

32. What provision is made for shareholders subject to income tax withholding?

     If you are subject to backup withholding of federal income tax, or if you are a foreign participant whose dividends are subject to U.S. income tax withholding, an amount equal to the dividends payable to you, less the amount of tax required to be withheld, will be applied to the purchase of shares for your account. Any amount required to be withheld will be treated as a cash dividend paid to you for federal income tax purposes.

33. What is CenturyTel's responsibility and Harris Trust's under the Service?

     CenturyTel and Harris Trust, in administering the Service, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of any of the following:

     * the failure to terminate your account upon your death or incapacity prior to receipt of written notice of your death or incapacity, accompanied by documentation deemed satisfactory to Harris Trust and CenturyTel

     * the price or prices at which shares are purchased or sold for your account, or any market price fluctuations after such purchases or sales are requested or made

     *    the times when such purchases or sales are made

     *    the value of the shares acquired and held for your account.

34. When can issuances, purchases or sales of common stock be temporarily curtailed?

     Temporary curtailment or suspension of issuances, purchases or sales of common stock may be implemented at any time when such transactions could reasonably be expected to contravene or be restricted by applicable law or by applicable regulations, interpretations or orders of the Securities and Exchange Commission, the New York Stock Exchange or any other governmental agency or court having jurisdiction over our affairs. Under such circumstances, the completion of such transactions may be spread over a longer period than indicated above. In the event any such suspension of trading results in dividends not being reinvested for 30 days from the payment thereof or voluntary cash payments not being invested for 30 days from the receipt thereof, these funds will be refunded automatically to you without interest.

35.  When can Harris Trust terminate my account?

     Harris Trust in its sole discretion may terminate your account by notice in writing made to you at the address shown on Harris Trust's records. If your account has been terminated by Harris Trust you will, within 30 days of such termination, receive the number of whole shares credited to your account, but will not have the right to cause Harris Trust to sell such shares for your account. In every case of termination of your account, you will receive in payment for any fractional share interests credited to your account cash in an amount based on the current market price of common stock.

36.  May the Service be changed or discontinued?

     We reserve the right to suspend, modify or terminate the Service in any manner and at any time. Notice will be sent to you of any suspension, material modification or termination. Any amendment, modification or supplement of the Service may include the appointment by us of a successor agent provided such successor is a bank or trust company organized under the laws of the United States or any state thereof. We are authorized to pay to such successor agent for your account all dividends and distributions payable on shares of common stock authorized to be reinvested under the Service, which shall be applied by such successor agent as provided in the Service.

37.  What law governs the terms and conditions of the Service?

     The terms and conditions of the Service and its operations are governed by the laws of the State of Illinois.

38.  Can the Service be terminated by operation of law?

     The delivery by you of a signed authorization form to Harris Trust shall constitute an appointment of Harris Trust as your agent, which appointment can be terminated only by terminating your account in the manner provided in response to Questions 27, 35 and 36 hereof. The authority conferred by the authorization form shall not be terminated by operation of law, whether by your death or incapacity, the termination of any trust, the dissolution of any corporation or the occurrence of any other event.

                          USE OF PROCEEDS

     We propose to use the net proceeds from any direct issuance of new shares to participants, when and as received, for investments in and advances to our subsidiaries or for other general corporate purposes.

                 SUMMARY DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 350,000,000 shares of common stock, of which 139,679,442 shares were outstanding as of October 31, 1999, and 2,000,000 shares of preferred stock, of which 319,000 shares were outstanding as of October 31, 1999. Each share of the common stock has attached to it one preference share purchase right. The following descriptions of the common stock, the preferred stock and the preference share purchase rights are qualified in their entirety by reference to the relevant provisions of the Louisiana Business Corporation Law, our articles of incorporation (the "Articles"), our bylaws, and our registration statements filed under the Securities Exchange Act of 1934 pertaining to our common stock and preference share purchase rights, which have been incorporated herein by reference. See "Where You Can Find More Information
- Incorporation by Reference."

COMMON STOCK

     Under our Articles, each share of common stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share, subject to our right to issue ten-vote shares in connection with business combinations to the extent necessary for such transactions to be accounted for as poolings of interests (which right may only be exercised if certain conditions are met). Holders of common stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of our directors if they so desire. As of March 8, 1999, the trustee for two of our employee benefit plans was the record holder of common stock having approximately 30% of the total voting power of all classes of our capital stock. The trustee votes these shares in accordance with the instructions of our employees. Except as set forth below under "Preference Share Purchase Rights," holders of common stock do not have any pre-emptive rights to subscribe to any additional capital stock that may we may issue.

PREFERRED STOCK

     Under our Articles, the Board of Directors is authorized, without shareholder action, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of the Board of Directors includes, but is not limited to, the determination or establishment of each of the following with respect to each series of preferred stock that may be issued:

     *    the designation of such series

     *    the number of shares initially constituting such series

     * the dividend rate and conditions and the dividend preferences, if any, in respect of the common stock and among the series of the preferred stock

     * whether, and upon what terms, the preferred stock shall be convertible into or exchangeable for any other of our securities

     * whether, and to what extent, holders of shares of a series of preferred stock will have voting rights

     * the restrictions, if any, upon the issue or reissue of any additional shares of preferred stock

     * whether, and on what terms and conditions, the shares may be redeemed by us (including sinking fund provisions)

     * the liquidation preferences, if any, in respect of the common stock and among the series of the preferred stock.

     As of October 31, 1999, 319,000 shares of our Series L preferred stock were outstanding. At such time, such shares were convertible into a total of 435,079 shares of common stock. Each holder of Series L preferred stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the common stock and is entitled to vote as a single class with the common stock. Each share of Series L preferred stock entitles the holder to one vote on all matters duly submitted to a vote of shareholders. Upon the Company's dissolution or liquidation, the holders of the Series L preferred stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon. No trading market has developed for the Series L preferred stock, nor is it likely that one will develop in the foreseeable future.

PREFERENCE SHARE PURCHASE RIGHTS

     Each share of common stock issued hereunder will have attached to it one preference share purchase right (a "right"), which under certain circumstances will entitle Participants to purchase from us one one-two hundred twenty fifth (1/225) of a share of our Series BB Participating Cumulative Preference Stock at a price of $135, subject to adjustment. The terms of the rights are set forth in a Rights Agreement dated as of August 27, 1996, as amended, between us and the Rights Agent named therein.
Subject to certain exceptions, the Rights Agreement provides that if, among other things, any person or group of affiliated or associated persons (an "acquiring person") acquires or obtains the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, then proper provision will be made so that each holder of a right, other than rights beneficially owned by an acquiring person (which will become void), will thereafter be entitled to receive, upon payment of the applicable purchase price, that number of shares of common stock having a market value at the time of the transaction equal to two times such purchase price.

             INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Louisiana Business Corporation Law empowers us to indemnify any of our directors, officers, employees or agents against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in our right) if such action arises out of his acts on our behalf and he acted in good faith not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
We have the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify the insured person against such liability.

     Article II, Section 10 of our by-laws provides for mandatory indemnification for our current or former directors and officers to the fullest extent permitted by Louisiana law.

     Our Articles authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. We have entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in Article II, Section 10 of our By-laws ("indemnification contracts"). The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

     We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if we do not maintain comparable insurance, we will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                           LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carr<e`>re & Den<e`>gre, L.L.P., New Orleans, Louisiana, our special counsel.

                              EXPERTS

     Our consolidated financial statements and related financial statement schedules as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy that information at the public reference room of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for
more information about the public reference room.   The Commission also
maintains a Web site that contains reports and other information regarding issuers, like us, that file electronically with the Commission (http://www.sec.gov). Our common stock is listed on the New York Stock Exchange and you may obtain similar information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the Commission. We incorporate into this Prospectus the following documents that we have filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"):

     *    Our Annual Report on Form 10-K for the fiscal year ended
          December 31, 1998.

     * Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

     * Our Current Reports on Form 8-K filed April 30, 1999, May 28 ,1999, July 29, 1999, August 25, 1999, and November 2, 1999;
          both Current Reports on Form 8-

          K filed on February 26, 1999; and both Current Reports on Form 8-K filed on July 9, 1999.

     * Our Registration Statement pertaining to our common stock filed under the Exchange Act, as amended and restated on Form 8-A/A filed on November 19, 1999.

     * Our Registration Statement pertaining to our preference share purchase rights filed under the Exchange Act, as amended and restated on Form 8-A/A filed on November 19, 1999.

     * All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereunder.

     This prospectus omits certain information contained in the Registration Statement on Form S-3 that we filed with the Commission on November 19, 1999. You may inspect and copy the Registration Statement and any of its amendments, including exhibits filed as a part it, as set forth above. In addition, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered without charge upon written or oral request a copy of any or all information that has been incorporated by reference into the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). You may request copies by writing or telephoning us at: CenturyTel, Inc.; 100 Century Park Drive; Monroe, Louisiana 71203;
Attention:   Harvey P. Perry, Executive Vice President, General Counsel and
Secretary; telephone number: (318) 388-9500.

     Any statements made in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed incorporated document modifies or supersedes the statement.

FORWARD-LOOKING STATEMENTS

     Some of the statements made in the documents incorporated by reference in this prospectus are forward-looking statements which are subject to uncertainties that could cause our actual results to differ materially from such statements. These uncertainties are described in our above-referenced Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any of our forward-looking statements for any reason.

                     * * * * * * * * * *

===============================================================================



                         CENTURYTEL, INC.






                      ----------------------

                           PROSPECTUS

                      ----------------------





                      ----------------------

                          COMMON STOCK

                      ----------------------



                      ----------------------

                        AUTOMATIC DIVIDEND
                        REINVESTMENT AND
                     STOCK PURCHASE SERVICE

                      ----------------------





                         NOVEMBER 19, 1999


===============================================================================

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated fees and expenses payable by the Company in connection with the issuance and distribution of the common stock registered hereunder are as follows:

     Registration Fee ......................... $ 8,494
     Printing Expenses ........................   5,000
     Legal Fees and Expenses ..................  10,000
     Accounting Fees and Expenses .............   4,000
     Miscellaneous ............................   1,506

          Total .............................. $ 29,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 83 of the Louisiana Business Corporation Law provides in part that we may indemnify any of our directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in our right) if such action arises out of his acts on our behalf and he acted in good faith not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We have the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify the insured person against such liability.

     Article II, Section 10 of our by-laws (the "Indemnification By-law") provides for mandatory indemnification for our current or former directors and officers to the fullest extent permitted by Louisiana law.

     Our Articles of Incorporation authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. We have entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification By-law ("indemnification contracts"). The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

     We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if we do not maintain comparable insurance, we will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

ITEM 16.  EXHIBITS.

     The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) immediately preceding do not apply if the registration statement is on Form S-3 or Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                        * * * * * * * * * *

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on November 18, 1999.


                              CENTURYTEL, INC.



                              By:       /S/ Glen F. Post, III
                                 --------------------------------
                                          Glen F. Post, III
                                    Vice Chairman of the Board of
                                      Directors, President, and
                                       Chief Executive Officer


                         POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Clarke M. Williams, Glen
F. Post, III and Harvey P. Perry, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                     Title                     Date
          ---------                     -----                     ----

/S/ Clarke M. Williams         Chairman of the Board         November 18, 1999
-------------------------          of Directors
  Clarke M. Williams

/S/ Glen F. Post, III       Vice Chairman of the Board       November 18, 1999
-------------------------   of Directors, President and
   Glen F. Post, III           Chief Executive Officer


/S/ R. Stewart Ewing, Jr.  Senior Vice President and Chief   November 18, 1999
-------------------------       Financial Officer
  R. Stewart Ewing, Jr.    (Principal Financial Officer)


/S/ Neal A. Sweasy         Vice President and Controller     November 18, 1999
-------------------------  (Principal Accounting Officer)
    Neal A. Sweasy


/S/ Harvey P. Perry                 Director                 November 18, 1999
-------------------------
  Harvey P. Perry


/S/ W. Bruce Hanks                  Director                 November 18, 1999
-------------------------
  W. Bruce Hanks


/S/ William R. Boles, Jr.           Director                 November 18, 1999
-------------------------
   William R. Boles, Jr.


/S/ Virginia Boulet                 Director                 November 18, 1999
-------------------------
   Virginia Boulet


/S/ Ernest Butler, Jr.              Director                 November 18, 1999
-------------------------
   Ernest Butler, Jr.


/S/ Calvin Czeschin                 Director                 November 18, 1999
-------------------------
   Calvin Czeschin


/S/ James B. Gardner                Director                 November 18, 1999
-------------------------
  James B. Gardner


/S/ R. L. Hargrove, Jr.             Director                 November 18, 1999
-------------------------
   R. L. Hargrove, Jr.

                                    Director
-------------------------
  Johnny Hebert


/S/ F. Earl Hogan                   Director                 November 18, 1999
-------------------------
   F. Earl Hogan


/S/ C. G. Melville, Jr.             Director                 November 18, 1999
-------------------------
  C. G. Melville, Jr.


/S/ Jim D. Reppond                  Director                 November 18, 1999
-------------------------
   Jim D. Reppond

                                EXHIBIT INDEX

Exhibit No.                      Description
-----------                      -----------

4.1       Amended and Restated Articles of Incorporation of the Company,
          Article III of which describes the rights of the holders of common stock (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

4.2 Rights Agreement dated as of August 27, 1996 between the Company and Harris Trust and Savings Bank (as successor to Society National Bank), as Rights Agent (incorporated by reference to
          Exhibit 1 of the Company's Current Report on Form 8-K filed August 30, 1996), as amended by Amendment No. 1 to Rights Agreement, dated May 25, 1999 (incorporated by reference to
          Exhibit 4.2(ii) to the Company's Current Report on Form 8-K dated May 25, 1999).

5         Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
          Denegre, L.L.P.

23.1      Consent of KPMG LLP.

23.2      Consent of Counsel (included in Exhibit 5).

24 Power of Attorney (included in the signature pages of this registration statement).